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                               TRISTAR AEROSPACE CO.
                     EXECUTIVE AND KEY EMPLOYEE INCENTIVE PLAN



1.   PURPOSE AND TERM OF PLAN.

     The purpose of the TriStar Aerospace Co. Executive and Key Employee Incentive Plan (the "Plan") is to provide a cash incentive award with respect to each fiscal year (each, a "Performance Period") of TriStar Aerospace Co., a Delaware corporation (the "Company"), in order to motivate certain executive officers and key employees of the Company and its operating subsidiaries (each, a "subsidiary") to put forth the maximum efforts towards the growth, profitability and success of the Company and its subsidiaries and to encourage such individuals to remain in the employee of the Company or the applicable subsidiary. The Plan shall be effective as of April 1, 1998 and shall continue until such time as the Board of Directors shall amend such Plan.

2.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by a committee (the "Committee"), which shall be the Board of Directors of the Company (the "Board") or a committee of the Board selected to administer the Company's 1998 Stock Option Plan (the "Compensation Committee"). The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority within the limitations described herein, to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the performance period or at any time thereafter, and to determine whether an award or payment of an award should be reduced or eliminated.

     The Committee also shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in and hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.

     The Committee may delegate all or a portion of its power and authority under the Plan to such officers or other employees of the Company or any of its subsidiaries as it shall determine; provided, however, that no delegation shall be made regarding selection of executive officers or key employees of the Company who shall be granted awards in the Plan, the amount and timing thereof, or the objectives and conditions pertaining hereto.

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3.   ELIGIBILITY.

     The Committee, in its discretion may grant awards to such executive officers and key employees, based upon the recommendation of the chief executive officer, as the Committee shall determine from time to time. Executive officers and other key employees who are granted awards under the Plan are referred to herein as "Participants." The Committee may grant such awards for each Performance Period which equal no more than the percent of each Participants base salary as set forth below:

                       PARTICIPANT               PERCENTAGE OF BASE SALARY
                       -----------               -------------------------
               Executive Officer                           70%
               Director/Regional Vice President            30%
               Manager (1st level)                         20%
               Manager (2nd level)                         15%
               Other, exempt employees                     10%

     The number of Participants and identification of Participants which qualify for the above classifications shall be determined by the Committee, in its discretion, based upon the recommendation of the chief executive officer.

4.   AWARDS.

(a) GRANTING OF AWARDS. The Company may inform each Participant by letter (which letters need not be identical) of their participation in the Plan with respect to a Performance Period. Such letter shall be in such form as the Committee may from time to time approve and which shall contain the terms and conditions, as determined by the Committee, of a Participants potential award (expressed as a percentage of his/her salary as described above in Section 3 of the Plan, as of the beginning of the performance period) and the related performance targets; provided, however, that in the event of any conflict between the provisions of the Plan and any such award letters, the provisions of the Plan shall prevail.

(b) PERFORMANCE TARGETS. With respect to each Performance Period, the Committee, in its discretion, shall determine based upon the recommendation of the chief executive officer, whether the Company has met certain performance targets for each Performance Period. Such performance targets shall be approved by the Committee, and may include the following two elements, each of which shall represent 50% of the total award to be paid to each Participant:

     (i) CORPORATE PROFIT. Fifty percent (50%) of the award to be granted by the Committee as described in Section 3 of this Plan shall be based upon the Company achieving certain goals with regard to the profit of the Company. Such performance target shall include the following two components: (1) earnings and net income and (2) inventory turns. The earnings and net income component of such performance target shall represent 30% of the total award to be paid to each Participant. The

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          inventory turns component of such performance target shall represent 20% of the total award to be paid to each Participant. If the Company meets 110% of its performance target with regard to corporate profit, the Participant shall be entitled to receive fifty percent (50%) of the total incentive award as determined by the Committee. If the Company meets 100% of its performance target with regard to corporate profit, the Participant shall be entitled to receive forty percent (40%) of the total incentive award as determined by the Committee. If the Company meets 95% of its performance target with regard to corporate profit, the Participant shall be entitled to receive thirty percent (30%) of the total incentive award as determined by the Committee.

     (ii) PERSONAL GOAL ACHIEVEMENT BY EACH PARTICIPANT. Fifty percent (50%) of the award to be granted by the Committee as described in Section 3 of this Plan shall be based upon the Participant achieving certain goals known as "Personal Goal Achievement." The Personal Goal Achievement shall be based upon the following two components: (1) objective and measurable goals determined by each Participant's supervisor and approved by the executive officers; and (2) the Personal Goal Achievement of all employees which directly report to such Participant. Thirty five percent (35%) of each Participant's award shall be based upon the first component of the Personal Goal Achievement set forth in (1) above. Fifteen percent (15%) of each Participant's award shall be based upon the second component of the Personal Goal Achievement set forth in (2) above. If any Participant does not have employees that directly report to such Participant, fifty percent (50%) of such Participant's award shall be based upon the first component of the Personal Goal Achievement.

     (c) PAYMENT OF AWARDS. Awards for a Performance Period shall be payable in cash to Participants who are employed at the time that the Committee determines, in its sole discretion, shall be paid by the Company. Quarterly advance payments may be made which equal one-half (1/2) of that portion of an award based upon the Company's achievement of the performance targets set forth in Section 3(b)(i) of the Plan with regard to corporate profit during the first three quarters of each Performance Period. At the end of each Performance Period, the Committee shall determine the total Incentive attributable for the Performance Period, less any quarterly payments made to such Participants as described above, to determine the amount of Incentive to be paid for each such Performance Period to each Participant.

5.   TERMINATION OF EMPLOYMENT.

     Subject to any written agreement between the Company and a Participant (other than any award letter under the Plan), if the Participant's employment with the Company or any subsidiary is terminated for any reason, either by the Company, the subsidiary, or by the Participant, before the Participant receives his or her award payout as determined in

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     accordance with Section 4 above, the Participant shall immediately forfeit such award; provided, however, that the Committee, in its sole discretion, may elect on behalf of the Company to pay to such Participant all or part of the award payout with respect to the Performance Period that the Participant would have received had the Participant's employment not been terminated.

6.   MISCELLANEOUS PROVISIONS.

     (a) GUIDELINES. The Committee may adopt from time to time written guidelines or other policies for its implementation of the Plan.

     (b) WITHHOLDING TAXES. The Company (or the relevant subsidiary) shall have the right to deduct from all awards or payouts hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards or payouts.

     (c) NO RIGHTS TO AWARDS. Except as set forth herein, no executive officer, key employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employee of the Company, any subsidiary, or any of their respective division or affiliates.

     (d) COSTS AND EXPENSES. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any employee receiving an award.

     (e) FUNDING OF PLAN. The Plan shall be unfunded, the Company shall not be required to establish any specific or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

7.   AMENDMENT AND TERMINATION.

     The Committee may at any time terminate the Plan, or may from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards or payouts thereto made under the Plan.

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